EXHIBIT 99.3



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                           SECOND AMENDED AND RESTATED
                          1993 STOCK INCENTIVE PLAN OF
                           RENAISSANCERE HOLDINGS LTD.

                   Amended and Restated Effective June 1, 2002

This Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd. (the "Plan") has been amended and restated to reflect the Company's 3-for-1 share split, effected as a stock dividend paid on May 30, 2002. In addition, all previous amendments to the Plan adopted prior to June 1, 2002 have been incorporated into this amended and restated Plan.

1. Purpose

     The purpose of the Second Amended and Restated 1993 Stock Incentive Plan (the "Plan") of RenaissanceRe Holdings Ltd. (the "Company") is to provide a means through which the Company and the Subsidiaries, as applicable, may attract able persons to enter and remain in the employ of the Company and to provide a means whereby those employees upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain Common Share ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between the Company's shareholders and such employees. As used herein with reference to the employment of a Participant, the term "Company" shall include the Subsidiaries, as applicable.

2. Definitions

     The following definitions shall be applicable throughout the Plan.

     (a) "Base Shares" means the Base Shares issued under the 1995 Plan.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Bonus Shares" means the Bonus Shares issued under the 1995 Plan.

     (d) "Cause" means the definition of such term in a Participant's employment agreement, without regard to whether such employment agreement has expired, or in the absence of such an agreement, (1) a Participant's failure to substantially perform his duties as an employee of the Company, (2) the engaging by the Participant in misconduct which is injurious to the Company, monetarily or otherwise, (3) the commission by the Participant of an act of fraud or embezzlement against the Company, (4) the conviction of the Participant of a felony, or (5) a material breach of any Non-Competition Obligation.

     (e) "Change in Control" means the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the value and voting power of all of the Company's outstanding equity securities (the "Outstanding Equity Securities"); provided, however, that the following acquisitions shall



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not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by one or more of the Investors or any entity directly or indirectly controlling, controlled by, or under common control with, one or more of the Investors (an "Investor Affiliate"), or (iii) any acquisition by a corporation pursuant to a merger, consolidation or other similar transaction (a "Corporate Event") if, as a result of such Corporate Event, (A) substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Equity Securities immediately prior to such Corporate Event beneficially own, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event (including a corporation which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Event, of the Outstanding Equity Securities, and (B) no Person other than (1) one or more of the Investors or any Investor Affiliate, or (2) any corporation resulting from such Corporate Event, beneficially owns, directly or indirectly, securities representing more than 50% of the value and voting power of the then outstanding equity securities of the corporation resulting from such Corporate Event.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (g) "Committee" means the Compensation Committee of the Board or any sub-committee thereof.

     (h) "Common Shares" means the common shares of the Company, par value $1.00 per share.

     (i) "Disability" means the definition of such term in a Participant's employment agreement, without regard to whether the term of such employment agreement has expired, or in the absence of such agreement, the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which a Participant was employed when such disability commenced, as determined by the Board based upon medical evidence acceptable to it.

     (j) "Fair Market Value" of a Common Share means, as of any date when the Common Shares are quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System ("NMS") or listed on one or more national securities exchanges, the average closing trading price reported on NASDAQ-NMS or the principal national securities exchange on which such Common Shares are listed and traded for the five-day period preceding such date. If the Common Shares are not quoted on NASDAQ-NMS or listed on such an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Board to be the fair market value of the Common Shares based upon a good faith attempt to value the Common Shares accurately.

     (k) "Investors" shall have the meaning given such term in the Shareholders Agreement.


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     (l) "ISO" means an "incentive stock option" within the meaning of Section
422 of the Code.

     (m) "Non-Competition Obligation" means the definition of such term in a Participant's employment agreement, without regard to whether such employment agreement has expired, or in the absence of such an agreement, the obligation of each Participant, in consideration of the receipt of awards hereunder, for the one year period commencing on the termination of such Participant's employment, not to directly or indirectly, whether as an employee consultant, independent contractor, partner, joint venturer or otherwise, (A) engage in any business activities reasonably determined by the Board to be competitive, to a material extent, with any substantial type or kind of business activities conducted by the Company or its Subsidiary at the time of such termination; (B) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company or its Subsidiary, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company or its Subsidiary to terminate such person's contract of employment or agency, as the case may be, with the Company or its Subsidiary, or (C) divert, or attempt to divert, any person, concern, or entity from doing business with the Company or its Subsidiary, or attempt to induce any such person, concern or entity to cease being a customer or supplier of the Company or its Subsidiary.

     (n) "NQSO" means an Option which is not an ISO.

     (o) "Option" means an option to purchase Common Shares, which may be either an ISO or a NQSO.

     (p) "Participant" means an employee of the Company who has been granted awards pursuant to the Plan.

     (q) "Plan" means the Second Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holding Ltd.

     (r) "1995 Plan" means the Amended and Restated 1993 Stock Incentive Plan of RenaissanceRe Holdings Ltd., effective as of March 26, 1995.

     (s) "Reload Options" shall mean Options granted pursuant to Section 7(d) hereof.

     (t) "Restricted Stock" means Common Shares subject to such restrictions as may be prescribed by the Committee.

     (u) "Shareholders Agreement" means that certain amended and restated shareholders agreement dated as of the 23rd day of December, 1996, among the Investors.

     (v) "Subsidiary" means any "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code.

     (w) "Without Cause" means the definition of such term in a Participant's employment agreement, without regard to whether such employment agreement has expired, or


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in the absence of such an agreement, any termination by the Company for reasons other than Cause or Disability.

3. Restatement of Plan; Effective Date, Duration, Shares Reserved

     (a) The Plan is an amendment and restatement of the 1995 Plan, and shall be effective on the date of its adoption by the Board, subject to approval by the shareholders of the Company. In the event the Plan is so approved, it shall continue in effect for a period of ten years from such date, after which no awards may be granted, provided that the expiration of the Plan shall not affect the obligations of the Company and Participants with respect to outstanding awards.

     (b) Subject to adjustments pursuant to the provisions of Section 10 hereof, the maximum number of Common Shares which may be issued or sold hereunder shall not exceed 12,000,000, inclusive of shares issued or sold pursuant to awards granted under the 1995 Plan. Such shares may be either authorized but unissued shares; provided, however, that shares with respect to which an Option has been exercised, or as to which Base Shares, Bonus Shares or Restricted Stock have vested, shall not again be available for issuance hereunder. If outstanding Options granted hereunder shall terminate or expire for any reason without being wholly exercised, or if Base Shares, Bonus Shares or Restricted Stock are forfeited, the Common Shares allocable to the unexercised portion of such Options or the forfeited Base Shares, Bonus Shares or Restricted Stock will again be available for issuance under the Plan. The number of Common Shares available for issuance shall be increased by the number of shares tendered to or withheld by the Company in connection with the payment of the purchase price or tax withholding obligations relating to any award hereunder. The preceding sentence notwithstanding, the maximum number of shares for which ISOs may be granted under the Plan shall not exceed 12,000,000, and the maximum number of shares for which Options may be granted to any single Participant shall not exceed 12,000,000.

4. Administration

     The Committee shall administer the Plan. Subject to the provisions of the Plan, the Committee shall have exclusive power to:

     (a) Select the Participants in the Plan;

     (b) Determine the number of Options or other awards to be granted to each Participant;

     (c) Determine the time or times when Options or other awards will be granted;

     (d) Determine the terms of each award, including whether an Option will be an ISO or an NQSO and the terms for payment of the exercise price; and

     (e) Prescribe the form or forms of agreements evidencing Options and other awards.


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     Subject to the provisions of the Plan and the terms of any employment agreement entered into with a Participant which relate to the Plan, the Committee shall have the authority to interpret the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan.

5. Eligibility

     Participants shall be limited to officers and employees of the Company who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to receive awards under the Plan.

6. Terms of Outstanding Base Shares, Bonus Shares and Options Unchanged

     The adoption of the Plan shall not affect the terms and conditions applicable to outstanding Base Shares, Bonus Shares and Options.

7. Terms of Options; Other Awards

     (a) General. Options may be granted under the Plan from time to time as determined by the Committee. Subject to the provisions of the Plan, the Committee will determine the terms of Options to be granted. Options may be granted at a price below, equal to or above Fair Market Value, as determined by the Committee in its sole discretion. All Options granted under the Plan will have a maximum term of ten years from the date of grant, subject to earlier termination as provided in the Plan or in a Participant's Option agreement.

     (b) Pool A Options. Under the 1995 Plan, the Company granted Options for an aggregate of 2,025,000 Common Shares ("Pool A Options") to Participants.

     (c) Pool B Options. The Company has granted Options ("Pool B Options") for an aggregate of 679,950 Common Shares.

     (d) Reload Options. (i) Reload Options may be granted from time to time by the Committee, in its sole discretion, in the event a Participant, while employed by the Company, exercises an Option by the delivery of Common Shares which have been held by the Participant for a period of at least six months, or in the event a Participant's tax withholding obligations upon exercise of Options are satisfied by the Company withholding Common Shares with an aggregate Fair Market Value equal to the minimum tax withholding amount due thereon, as provided in Section 9(c)(ii) hereof. Such Reload Options shall entitle the Participant to purchase that number of Common Shares equal to the number of Common Shares so delivered to, or withheld by, the Company, provided that the total number of shares covered by Reload Options shall not exceed the number of shares subject to the original Option grant.

     (ii) The price per share of Reload Options shall be the Fair Market Value Per Share on the date such Reload Option is granted. The duration of such Reload Option shall not extend beyond ten years from the date of grant of the underlying award to which the grant of the Reload Option relates. Reload Options shall be fully vested and exercisable on the date of grant.


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Other specific terms and conditions applicable to Reload Options granted under the Plan shall be determined by the Committee.

     (e) Special Provisions Applicable to ISOs. The following special provisions shall be applicable to ISOs granted under the Plan.

     (i) No ISOs shall be granted under the Plan after ten years from the earlier of (1) the date the Plan is adopted by the Board, or (2) the date the Plan is approved by the Company's shareholders.

     (ii) ISOs may not be granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any of its Subsidiaries, or any "parent corporation" of the Company within the meaning of Section 424(e) of the Code.

     (iii) If the aggregate fair market value of the Common Shares with respect to which ISOs are exercisable for the first time by any Participant during a calendar year (under all plans of the Company and its parent corporations and Subsidiaries) exceeds $100,000, such ISOs shall be treated, to the extent of such excess, as NQSOs. For purposes of the preceding sentence, the fair market value of the Common Shares shall be based on the Fair Market Value per share, determined at the time the ISOs covering such shares were granted.

     (iv) The exercise price per Common Share of an ISO may not be less than the Fair Market Value Per Share on the date the ISO is granted.

     (f) Other Awards. The Committee may grant other forms of share-based awards, including without limitation Restricted Stock, on such terms as it shall establish in its sole discretion.

8. Termination of Employment.

     Except to the extent specifically provided otherwise in a Participant's award agreement, the following provisions shall apply to Base Shares, Bonus Shares and Options upon a Participant's termination of employment with the Company.

     (a) In General. In the event a Participant's employment with the Company is terminated for any reason other than his or her death or Disability, all Base Shares, Bonus Shares, Restricted Stock and Options which have not vested as of the date of such termination shall be immediately forfeited. The Participant shall have a period of up to 30 days within which to exercise any Options which were vested as of the date of termination, and such vested Options shall lapse and be cancelled to the extent not so exercised.

     (b) Death or Disability. In the event a Participant's employment with the Company is terminated by reason of his or her death or Disability or if such Participant shall die or become disabled within 30 days of his or her involuntary termination of employment other than for Cause, all Base Shares, Bonus Shares, Restricted Stock and Options which have not vested as of the date of such termination shall become immediately vested. Such Participant (or


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such Participant's estate) shall have up to one year after such termination to exercise vested Options.

9. General

     (a) Privileges of share ownership. (i) Except as otherwise specifically provided in the Plan, no person shall be entitled to the privileges of share ownership in respect of Common Shares which are subject to Options until such shares have been issued to that person upon exercise of an Option according to its terms. Except as otherwise provided in the Plan, holders of Base Shares, Bonus Shares and Restricted Stock will be entitled to the privileges of share ownership in respect of such shares, including the right to vote and receive dividends, whether or not such shares are vested.

     (ii) The Committee may, at its discretion, approve cash payments to Participants on certain Options. Participants who hold any such Options as of the date immediately following the record date for a dividend declared in respect of the Common Shares shall receive a cash payment with respect to such Options equal to the product of (A) the per share dollar amount of the dividend so declared and (B) the number of Common Shares issuable upon exercise of such Options as of the date immediately following such record date. Such amounts shall generally be paid at the time dividends are paid and shall not be contingent upon the exercise of such Options.

     (b) Government and other regulations. The obligations of the Company under the Plan shall be subject to all applicable laws, rules, regulations and other governmental requirements; it being understood, however, that the Company shall take all reasonable actions as may be required to ensure that the benefits intended to be conferred on the Participants hereunder shall not be reduced to any material extent by any unanticipated governmental requirements.

     (c) Tax withholding. The Company shall have the right to deduct from any payment to a Participant pursuant to the Plan any federal, state or local income or other taxes required by law to be withheld in respect thereof. It shall be a condition to the obligation of the Company to issue Common Shares to a Participant upon the exercise of an Option by such Participant that such Participant (or any beneficiary or person entitled to exercise such Option) pay to the Company, upon demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. In the event any such amount so requested is not paid, the Company may refuse to issue Common Shares to such Participant upon the exercise by such Participant of Options. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part by an election by a Participant, in accordance with such rules as may be adopted by the Committee from time to time, (i) to have the Company withhold Common Shares otherwise issuable upon exercise of Options having a Fair Market Value equal to such tax withholding liability and/or (ii) to tender to the Company Common Shares held by such Participant for at least six months prior to the date of such tender and having a Fair Market Value equal to such tax withholding liability.


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     (d) Payment of Exercise Price. The exercise price of Options may be paid in cash or by such other means as may be approved by the Committee in its discretion; provided that any right to such pay exercise price by tendering Common Shares shall be limited to shares which have been held by the Participant for at least six months. In the event the Committee shall provide that the exercise price of an Option may be paid by delivery of shares of Restricted Stock, and the exercise price is so paid by the Participant, the Participant shall receive, in connection with such exercise, an equal number of shares of Restricted Stock having the same restrictions and any remaining Common Shares issued upon such exercise shall have such restrictions, if any, as are set forth in such Participant's option agreement with the Company.

     (e) Claim to Base Shares, and Bonus Shares and Options; employment rights. No employee or other person shall have any claim or right to be granted Base Shares, Bonus Shares or Options under the Plan nor, having been selected for the grant of Base Shares, Bonus Shares or Options, to be selected for additional grants. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company.

     (f) Agreements. Each Participant to whom Options are granted under the Plan shall be required to enter into a written agreement authorized by the Board in respect of such grant. The Board may, in any such agreement, prescribe terms and conditions governing the grant.

     (g) Payments to persons other than Participants. If the Board shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Board so directs, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Board to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Board and the Company therefor.

     (h) Governing law. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda without reference to the principles of conflicts of law thereof.

     (i) Funding. No provision of the Plan shall require the Company for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

     (j) Nontransferability. Options granted under the Plan, and all unvested Base Shares and Bonus Shares, may not be sold, assigned, donated, or transferred or otherwise


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disposed of, mortgaged, pledged or encumbered except, in the event of a
Participant's death, by will or the laws of descent and distribution. During a Participant's lifetime, Options granted under the Plan may be exercised only by the Participant. Notwithstanding anything in this Section 9(j) to the contrary, the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Participant to transfer to the Participant's "family members" Options that are not ISOs, Restricted Stock, Bonus Shares and Base Shares granted to such Participant, provided that such transfer is not for "value." For purposes of this Section 9(j), a transfer shall not be considered to be made to value if the transfer is made (i) pursuant to a domestic relations order in settlement of marital property rights or (ii) to an entity in which more than fifty percent of the voting interests are owned by the Participant's family members or the Participant in exchange for an interest in that entity. For purposes of this Section 9(j), the term "family members" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. In addition to a transfer not for "value" as described above, the Committee may, in its sole discretion, at the time of grant or at any time thereafter, allow any Participant to transfer to the Participant's "family members" Options that are not ISOs, Restricted Stock, Bonus Shares and Base Shares granted to such Participant, for "value."

     (k) Restrictive Legends. The certificates evidencing Common Shares issued under the Plan shall bear such restrictive legends as the Committee deems necessary to reflect transfer restrictions applicable thereto.

     (l) Relationship to other benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided.

     (m) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries, as applicable.

     (n) Titles and headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

     (o) Tax Liabilities. The Company will provide Participants with reasonable financing arrangements with respect to compensation income tax liabilities associated with the receipt or vesting of the Base Shares and Bonus Shares.

10. Changes in Capital Structure

     Base Shares, Bonus Shares, Options and other awards under the Plan shall be subject to adjustment or substitution, as determined by the Board in its reasonable discretion, as to the number, price or kind of shares or other consideration subject to such Base Shares, Bonus


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Shares, Options and such other awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding Common Shares or in the capital structure of the Company, by reason of share dividends, share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Base Shares, Bonus Shares, Options and such other awards or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. In addition, in the event of any such adjustments, exchanges or substitution, the aggregate number of Common Shares available under the Plan shall be appropriately adjusted, as determined by the Board in its reasonable discretion.

11. Effect of Change in Control

     In the event of a Change in Control, notwithstanding any vesting schedule provided for hereunder, all outstanding Base Shares, Bonus Shares and Options shall automatically vest. In addition, in the event of a Change in Control which, in the discretion of the Board, is not to be accounted for as a pooling of interests, all Options which are outstanding on the date of such Change in Control shall be deemed exercised, and in exchange for outstanding Base Shares, Bonus Shares and Options, Participants shall be paid a cash amount based on the difference between (1) the price per share paid for the Common Shares in connection with such Change in Control, and (2) the exercise price per share (which in the case of Base Shares and Bonus Shares shall be zero).

12. Nonexclusivity of the Plan

     The adoption of this Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

13. Amendments and Termination

     The Board may at any time terminate the Plan. With the express written consent of an individual Participant, the Board may cancel or reduce or otherwise alter outstanding Base Shares, Bonus Shares and Options. The Board may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part. Notwithstanding anything herein which could be deemed to be to the contrary, the Board may not take any action, including any amendment or termination of the Plan, which shall impair to any material extent the rights of a Participant in respect of Base Shares, Bonus Shares, Options and other awards pursuant to the Plan previously granted to a Participant without the written consent of such Participant. Except as provided in Section 10, the Board may not, without approval of the shareholders of the Company, increase the aggregate number of Common Shares issuable under the Plan.


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14. Non-Competition Obligations

     Each Participant, as condition of, and in consideration of, the granting of any Base Share, Bonus Share or Option, shall expressly agree to be bound by a Non-Competition Obligation.


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